UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 7, 2007 (December 3, 2007)

NATCO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15603	22-2906892
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

11210 Equity Drive
Houston, Texas	77041
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (713) 849-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

In connection with the closing of the transaction contemplated by the Purchase Agreement described in Item 8.01 below, NATCO issued to the Sellers common stock having an aggregate fair market value of NOK 55 million, which, based on the average stock price for the 10 trading days preceding execution of the Purchase Agreement, equaled an aggregate of 197,064 shares. The shares were issued on December 3, 2007 in reliance upon exemptions from registration under the Securities Act of 1933, as amended, including Section 4(2) thereof.

Item 8.01. Other Events

As previously reported, on November 9, 2007, NATCO Group Inc. entered into a Sale and Purchase Agreement (the "Purchase Agreement") with BC Invest AS, a Norwegian company, DTK AS, a Norwegian company, Hjelkrem Invest, a Norwegian company, and Svedberg Invest AS, a Norwegian company (collectively, the "Sellers") to purchase 100% of the issued and outstanding shares of capital stock of ConSepT AS, a Norwegian company. On December 3, 2007, NATCO, through an indirect, wholly owned subsidiary, completed the acquisition of the shares of ConSepT. The aggregate purchase price for the ConSepT shares was approximately US$25.5 million, comprised of approximately US$15.1 million in cash, net of cash acquired, plus the issuance of 197,064 shares of NATCO common stock. NATCO is required to make additional cash payments to the Sellers depending on the financial performance of ConSepT over the next three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2007

NATCO Group Inc.

By: /s/ John U. Clarke

John U. Clarke

Chairman and Chief Executive Officer